EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARY	STATE OR OTHER JURISDICTION OF INCORPORATION OR FORMATION

Crown Crafts Infant Products, Inc.	Delaware

Hamco, Inc.	Louisiana

Carousel Designs, LLC	Delaware